EXHIBIT 10(m)

VULCAN MATERIALS COMPANY
CHANGE OF CONTROL SEVERANCE PLAN
FOR SENIOR OFFICERS 1

EFFECTIVE JANUARY 1, 2016

SECTION 1 PURPOSE OF THE PLAN

The Board of Directors (the “Board”) of Vulcan Materials Company, a New Jersey corporation (the “Company”), recognizes that the possibility of a Change of Control (as defined in Section 2.6) of the Company, and the uncertainty it creates, may result in the loss or distraction of employees of the Company to the detriment of the Company and its shareholders.

The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders.  The Board also believes that when a Change of Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change of Control.

The Company previously entered into change in control employment agreements with certain of its executive officers.  However, because the Board desires to broaden the group of employees who will be eligible for a higher level of severance protection in connection with a change in control, the Board is adopting this Plan.    The Plan will cover any officer of the Company and its Subsidiaries with a title of corporate, group or division vice president and above who is not otherwise a  party to an individual agreement with the Company or its Subsidiaries that provides for change in control severance benefits and any other employee of the Company or its Subsidiaries who is designated as a Participant by the Chief Executive Officer of the Company in writing.

Therefore, in order to fulfill the above purposes, this Plan has been developed and is hereby adopted effective as of the Effective Date (as defined in Section 2.12).

SECTION 2 DEFINITIONS

Certain terms used herein have the definitions given to them in the first place in which they are used.  As used herein, the following words and phrases shall have the following respective meanings:

2.1 “Affiliated Entity” shall mean any entity controlled by, controlling or under common control with the Company.

2.2 “Annual Base Salary” shall mean 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Participant by the Company and the Affiliated Entities in respect of the one-year period immediately preceding the month in which the Change of Control or, if higher, the Date of Termination, occurs.

1Adopted by the Vulcan Materials Company Board of Directors on December 11, 2015.

2.3 “Benefit Continuation Period” shall mean (a) thirty (30) months from the Date of Termination if the Participant is serving in a Board-Managed Position as of immediately prior to a Change of Control or thereafter, and (b) twenty-four (24) months from the Date of Termination if the Participant is serving in a position that is not a Board-Managed Position as of immediately prior to a Change of Control.

2.4 “Board-Managed Position” shall mean a position as an officer with the Company or any Subsidiary whose compensation is determined by the Compensation Committee of the Board.

2.5 “Cause” shall mean (a) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any Affiliated Entity (other than any such failure resulting from incapacity due to physical or mental illness or following the Participant’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Participant by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Entities and is not publicly traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), which specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties, or (b) the willful engaging by the Participant in illegal conduct which is materially and demonstrably injurious to the Company.  For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon (i) authority given pursuant to a resolution duly adopted by the Applicable Board, (ii) the instructions of the Chief Executive Officer or another executive officer of the Company or (iii) the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.  The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Participant is guilty of the conduct described in this definition, and specifying the particulars thereof in detail.

2.6 “Change of Control” shall mean the first to occur of the following:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided,  however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:

(i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Entity or (iv) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.6; or

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided,  however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation (or, for a noncorporate entity, equivalent governing body) resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
2.8 “Committee” shall mean, subject to Section 8, the Compensation Committee of the Board, or its duly authorized designee.
2.9 “Company” shall mean Vulcan Materials Company and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.

2.10 “Date of Termination” shall mean the date of receipt of a Notice of Termination from the Company or the Participant, as applicable, or any later date specified in the Notice of Termination, which date shall not be more than (a) 30 days after the date of such notice in the case of a Notice of Termination from the Company and (b) 90 days after the date of such notice in the case of a Notice of Termination from the Participant for Good Reason.  If the Participant’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Participant.  If the Participant’s employment is terminated by reason of Disability, the Date of Termination shall be the date of the Company determination as provided in Section 2.11 below.  The Company and the Participant shall take all steps necessary (including with regard to any post-termination services by the Participant) to ensure that any termination under this Plan constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

2.11 “Disability” shall mean the absence of the Participant from his or her duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative (the “Disability Effective Date”).

2.12 “Effective Date” shall mean January 1, 2016.
2.13 “Good Reason” shall mean:
(a) A reduction of the Participant’s Annual Base Salary;

(b) A material reduction in the Participant’s (i) annual bonus from the Recent Annual Bonus, (ii) target or maximum bonus opportunity, (iii) annual long-term incentive compensation (cash and equity awards), including target or maximum incentive opportunity, or (iv) retirement, welfare, fringe and other benefits provided or made available to the Participant, in the case of each of clauses (ii) through (iv), from those in effect immediately prior to the Change of Control, or if more favorable, those provided or made available to peer executives of the Company or the Affiliated Entities at any time thereafter;

(c) A material diminution in the Participant’s authority, duties, or responsibilities from those in effect immediately prior to the Change of Control or a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report from those in effect immediately prior to the Change of Control;

(d) A change in the geographic location at which the Participant must perform services of more than 35 miles from the location the Participant was required to perform services immediately prior to the Change of Control;

(e) A material diminution in the budget over which the Participant retains authority from that in effect immediately prior to the Change of Control; or
(f) Any other action or inaction that constitutes a material breach by the Company of an agreement with the Participant related to the terms and conditions of the Participant’s employment.

In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (a) through (f) within 90 days of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.  In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 180 days of the initial existence of the condition constituting Good Reason in order for such termination as a result of such condition to constitute a termination for Good Reason.  The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (a) through (f) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination for Good Reason shall not affect the Participant’s estate’s entitlement to the severance payments and benefits provided hereunder upon a termination of employment for Good Reason.

2.14 “Notice of Termination” shall mean a written notice that (a) indicates the specific termination provision in this Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (c) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice; except in the case of a termination for Good Reason, notice shall be not more than 90 days before the termination date).  Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated by a  Notice of Termination to the other party hereto given in accordance with Section 11.7 of this Plan.  The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder.
2.15 “Participant” shall mean an employee of the Company who meets the eligibility requirements set forth in Section 3 hereof.
2.16 “Plan” shall mean the Vulcan Materials Company Change of Control Severance Plan for Senior Officers.

2.17 “Qualified Termination” shall mean any termination of a Participant’s employment, during the two-year period beginning on the date of a Change of Control, by the Participant for Good Reason or by the Company other than for Cause, death or Disability.  Notwithstanding the foregoing, if a Change of Control occurs and if the Participant’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Participant that such termination of employment (a) was at the request of a third party that had taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or anticipation of a Change of Control, then a “Qualifying Termination” shall be deemed to have occurred on the Change of Control.

2.18 “Recent Annual Bonus” shall mean the greater of (a) the average of the Participant’s bonuses under the Company’s Management Incentive Plan, or any comparable bonus under any predecessor or successor plan (the “Bonus Plan”), for the last three full fiscal years prior to the Change of Control (or such shorter period of employment of the Participant), and (b) the Participant’s annual bonus under the Bonus Plan, determined based on the target annual bonus percentage in effect with respect to the Participant immediately prior to the Change of Control for the fiscal year in which the Change of Control occurs or, if no such target annual bonus percentage has been established for such year, the target annual bonus percentage established for the fiscal year ending immediately prior to the Change of Control.  For purposes of any determinations hereunder, any bonus amounts shall be annualized in the event that the Participant was not employed by the Company for the whole of any such fiscal year and, to the extent relevant to such determination, shall be based on the Participant’s Annual Base Salary.

2.19 “Multiple” shall mean (a) two and one half  (2.5) if the Participant is serving in a  Board-Managed Position as of immediately prior to a Change of Control or thereafter, and (b) two (2) if the Participant is serving in a position that is not a Board-Managed Position as of immediately prior to a Change of Control.

2.20 “Subsidiaries” shall mean any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by the Company or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, the Company or any other Subsidiary of the Company is a general partner of such partnership.

SECTION 3 ELIGIBILITY

Any employee of the Company or its Subsidiaries who as of immediately prior to a  Change of Control is not a party to an individual agreement with the Company or one of its Subsidiaries that provides for change in control severance benefits and has the title of corporate, group or division vice president or above (or does not have such title but has otherwise been designated by the Chief Executive Officer of the Company in writing as a Participant in this Plan) shall be a Participant in this Plan.  A Participant shall cease to be a Participant in this Plan, if (a) he or she ceases to be employed by the Company or an Affiliated Entity for any reason other than a Qualified Termination, (b) his or her designation by the Chief Executive Officer as a Participant ceases due to the Chief Executive Officer of the Company providing such Participant with a notice that he or she is no longer an eligible Participant  prior to the Change of Control or (c) he or she ceases to be an officer at the level of corporate group or division vice president or above for any reason other than a Qualified Termination prior to a Change of Control.  Notwithstanding anything herein to the contrary, (i) if a Change of Control occurs while an employee is an eligible Participant under this Plan, in no event will his or her status as a Participant end prior to the end of the two-year period beginning on the date on which any such Change of Control occurs (other than as a result of such Participant ceasing to be employed by the Company or an Affiliated Entity for any reason other than a Qualified Termination), and (ii) a Participant who is entitled as a result of a Qualified Termination to receive separation benefits under this Plan shall remain a Participant in this Plan until the amounts and benefits payable under this Plan have been paid or provided to the Participant in full.

SECTION 4 Separation BENEFITS

4.1 Qualified Termination.  If a Participant experiences a Qualified Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 10:

(a) a lump sum payment in cash within 30 days after the Date of Termination equal to the aggregate of the following amounts:

(i) the sum of (A) the Participant’s Annual Base Salary through the Date of Termination, (B) any annual incentive payment earned by the Participant for a prior award period, (C) any accrued and unused vacation pay or other paid time off, and (D) any business expenses incurred by the Participant that are unreimbursed as of the Date of Termination, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), (C) and (D) shall be hereinafter referred to as the “Accrued Obligations”);  provided that,  notwithstanding the foregoing, in the case of clauses (A) and (B), if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or annual incentive payment described in clause (A) or (B) above, then for all purposes of this Section 4 (including, without limitation, Sections 4.2, 4.3 and 4.4), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clauses (A) or (B), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);

(ii) the product of (A) the higher of (1) the annual bonus under the Bonus Plan for the full fiscal year in which the Date of Termination occurs, determined based on actual individual and corporate performance through the Date of Termination, and (2) the Recent Annual Bonus and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is the total number of days in the applicable fiscal year in which the Date of Termination occurs  (the “Pro Rata Bonus”), subject to any applicable deferral election on the same basis as set forth in the proviso to Section 4.1(a)(i);

(iii) the amount equal to the product of (A) the Multiple and (B) the sum of (1) the Participant’s Annual Base Salary and (2) the higher of (x) the annual bonus under the Bonus Plan for the full fiscal year in which the Date of Termination occurs, determined based on actual individual and corporate performance through the Date of Termination, and (y) the Recent Annual Bonus; and

(iv) an amount equal to the additional Company contributions, including matching contributions, profit sharing and discretionary contributions, that would have been made on the Participant’s behalf to the Company’s 401(k) Plan or any successor plan (the “401(k) Plan”) (assuming continued participation on the same basis as immediately prior to the Change of Control), plus the additional amount of any contributions the Participant would have received under the Unfunded Supplemental Benefit Plan or its successor plan or any other excess or supplemental retirement plan in which the Participant participates (together, the “SERP”) as a result of contribution limitations in the 401(k) Plan, if the Participant’s employment continued during the Benefit Continuation Period, assuming for this purpose that the Participant’s compensation during the Benefit Continuation Period is the Participant’s Annual Base Salary and Recent Annual Bonus and that the Company’s matching contributions are determined pursuant to the applicable provisions of the 401(k) Plan and the SERP, as in effect during the 12-month period immediately prior to the Change of Control.

(b) Healthcare Benefits.  For the Benefit Continuation Period, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide to the Participant and/or the Participant’s eligible dependents healthcare benefits at least equal to those that would have been provided to them if the Participant’s employment had not been terminated, under and in accordance with the healthcare  plans provided by the Company and the Affiliated Entities prior to the Change of Control (including, without limitation, medical, prescription, dental, vision plans and programs) or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Entities and their eligible dependents;  provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive healthcare benefits under another employer-provided plan, the healthcare benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility.  The Benefit Continuation Period shall run concurrently with the period for providing continuation coverage under the group health plans of the Company and the Affiliated Entities as described in Section 4980B of the Code.  For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree benefits pursuant to such plans, practices, programs and policies, the Participant shall be considered to have remained employed during the Benefit Continuation Period and to have retired on the last day of such period.

(c) Automobile.  Upon the Date of Termination, the Participant shall have the right and option to purchase the automobile which the Company was providing to the Participant immediately prior to the Date of Termination in accordance with the Company’s practice for retiring employees as in effect immediately prior to the Change of Control (provided that, to the extent such option results in a benefit that is includable in the Participant’s gross income for federal income tax purposes, such purchase must occur no later than the 15th day of the third month following the end of the Participant’s taxable year in which the Date of Termination occurs).

(d) Outplacement Services.  The Company shall, at its sole expense as incurred, provide the Participant with outplacement services, the scope and provider of which shall be selected by the Participant in the Participant’s sole discretion, provided that the aggregate cost of such services shall not exceed $50,000.

(e) Other Benefits.  To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities, including amounts credited to the Participant’s account under the Executive Deferred Compensation Plan or any successor plan (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

4.2 Death.  If the Participant’s employment is terminated by reason of the Participant’s death during the two-year period beginning on the date of a Change of Control, the Company shall provide the Participant’s estate or beneficiaries with the Accrued Obligations, the Pro Rata Bonus and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Plan.  The Accrued Obligations and the Pro Rata Bonus shall be paid to the Participant’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination,  subject to any applicable deferral election as contemplated by Sections 4.1(a)(i) and (ii). With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 4.2 shall include, without limitation, and the Participant’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Entities to the estates and beneficiaries of peer executives of the Company and the Affiliated Entities under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Participant’s estate and/or the Participant’s beneficiaries, as in effect on the date of the Participant’s death with respect to other peer executives of the Company and the Affiliated Entities and their beneficiaries.

4.3 Disability.  If the Participant’s employment is terminated by reason of the Participant’s Disability during the two-year period beginning on a Change of Control, the Company shall provide the Participant with the Accrued Obligations, the Pro Rata Bonus and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Plan.  The Accrued Obligations and the Pro Rata Bonus shall be paid to the Participant in a lump sum in cash within 30 days of the Date of Termination,  subject to any applicable deferral election as contemplated by Sections 4.1(a)(i) and (ii).  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 4.3 shall include, and the Participant shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Entities to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Participant and/or the Participant’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Entities and their families.

4.4 Cause; Other than for Good Reason.  If the Participant’s employment is terminated for Cause during the two-year period beginning on a  Change of Control, the Company shall provide the Participant with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Plan.  If the Participant voluntarily terminates employment during the two-year period beginning on a  Change of Control, excluding a termination for Good Reason, the Company shall provide to the Participant the Accrued Obligations, the Pro Rata Bonus and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Plan.  The Accrued Obligations and, if applicable, the Pro Rata Bonus shall be paid to the Participant in a lump sum in cash within 30 days of the Date of Termination,  subject to any applicable deferral election as contemplated by Sections 4.1(a)(i) and (ii).

SECTION 5 Certain Reductions of Payments

5.1 Anything in this Plan to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).  The Plan Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Plan Payments were so reduced.  If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced, the Participant shall receive all Plan Payments to which the Participant is entitled hereunder.

5.2 If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor 10

Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 5 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination.  For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Plan Payments and benefits that have a Parachute Value as follows:  Section 4.1(d); Section 4.1(a)(iv); and Section 4.1(a)(iii), in each case, beginning with payments or benefits that constitute deferred compensation and reducing first those that are to be paid or provided the farthest in time, based on the Accounting Firm’s determination.  All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

5.3 To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

5.4 The following terms shall have the following meanings for purposes of this Section 5:

(a) “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change of Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Participant, which firm shall not, without the Participant’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control.

(b) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).

(c) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(d) “Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid, payable or provided pursuant to this Plan or otherwise.

(e) “Safe Harbor Amount” shall mean 2.99 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
5.5 The provisions of this Section 5 shall survive the expiration of this Plan.
SECTION 6 Full Settlement; Legal Fees; Non-Exclusivity of Rights

6.1 No Offset or Mitigation.  The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others.  In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and except as provided in Section 4.1(b) regarding healthcare benefits, no amounts received from other employment shall serve to mitigate the payments hereunder.

6.2 Legal Fees.  The Company agrees to pay as incurred (within ten days following the Company’s receipt of an invoice from the Participant), to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest (regardless of the outcome thereof) by the Participant about the amount of any payment pursuant to this Plan) (each, a “Contest”), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) based on the rate in effect for the month in which such legal fees and expenses were incurred.

6.3 Non-exclusivity of Rights.  Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Entities and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or any of the Affiliated Entities.  Amounts that are vested benefits or that a Participant and/or a Participant’s dependents are otherwise entitled to receive under any plan, policy, practice, program, agreement or arrangement of the Company or any of the Affiliated Entities shall be payable in accordance with such plan, policy, practice, program, agreement or arrangement.  Without limiting the generality of the foregoing, the

Participant’s resignation under this Plan, with or without Good Reason, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or the Affiliated Entities, including without limitation any retirement or pension plans or arrangements or substitute plans adopted by the Company, the Affiliated Entities or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.

SECTION 7 Amendment and Termination

The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board or the Committee; provided that, in connection with or in anticipation of a Change of Control, this Plan may not be terminated or amended in any manner that would adversely affect the rights or potential rights of Participants; provided, further, that following a Change of Control, this Plan shall continue in full force and effect and shall not terminate, expire or be amended until after all Participants who become entitled to any payments hereunder shall have received such payments in full pursuant to Section 4.

SECTION 8 Plan Administration

8.1 General.  The Committee is responsible for the general administration and management of this Plan (the “Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan.  Following a Change of Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator or characterization of any such decision by the Plan Administrator as final or binding on any party.

8.2 Independent Committee.  In the event of an impending Change of Control, the Committee may appoint a committee of not less than two persons who are independent of the third party effectuating the Change of Control, who may be existing officers or directors of the Company, to be the Plan Administrator effective upon the occurrence of the Change of Control (the “Independent Committee”).  Following a Change of Control, the Independent Committee shall not be removed or modified and, if a member of the Independent Committee resigns or otherwise ceases service as a member, such terminating member shall have the right to appoint a replacement member or, in the absence of such an appointment, the remaining member(s) shall have the right to select a replacement member to the extent determined necessary.  The Company shall be obligated to pay the fees (as determined by the Company prior to the Change of Control if the Independent Committee consists of officers or directors of the Company) of the

Independent Committee and, prior to the Change of Control, the Company may contribute the expected fees to the grantor trust described below.

8.3 Not Subject to ERISA.  This Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, if it is determined that this Plan is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.

8.4 Indemnification.  To the extent permitted by law, the Company shall indemnify the Plan Administrator, whether the Committee or the Independent Committee, from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.

SECTION 9 Successors; Assignment

9.1 Successors.  The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan.  As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.

9.2 Assignment of Rights.  It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

SECTION 10 Section 409A of the Code

10.1 General.  The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code.  In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

10.2 Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including without limitation, where applicable, the requirement that (i) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred;  provided that the Participant shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

10.3 Delay of Payments.  Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to such Participant under this Agreement during the six-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant with Interest (based on the rate in effect for the month in which the Participant’s separation from service occurs) on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code.  If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of such Participant’s death.

SECTION 11 MISCELLANEOUS

11.1 Controlling Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to principles of conflict of laws.  The captions in this Plan are not part of the provisions hereof and shall have no force or effect.

11.2 Grantor Trust.  The Committee may establish a trust with a bank trustee, for the purpose of paying benefits under this Plan.  If so established, the trust shall be a grantor trust subject to the claims of the Company’s creditors and may, immediately prior to a Change of Control, be funded in cash, common stock of the Company or such other assets as the Committee deems appropriate with an amount equal to 100 percent of the aggregate benefits payable under this Plan, assuming that all Participants in this Plan incurred a termination of employment entitling them to the benefits under Section 4, or such lesser amount as the Committee shall determine prior to the Change of Control; provided,  however, that the trust shall not be funded with respect to a Participant if the funding thereof would result in taxable income to the Participant by reason of Section 409A(b) of the Code; and provided,  further, that in no event shall any trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code.  Notwithstanding the establishment of any such trust, a Participant’s rights hereunder will be solely those of a general unsecured creditor.

11.3 Withholding.  The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

11.4 Gender and Plurals.  Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

11.5 Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.
11.6 Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company.
11.7 Notices.

(a) Any notice required to be delivered to the Company by a Participant hereunder shall be properly delivered to the Company when personally delivered to, or actually received through the U.S. mail by:

Vulcan Materials Company
P.O. Box 385014
Birmingham, Alabama  35238-5014
Attention:  General Counsel

(b) Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice personally or by placing said notice in the U.S. mail registered or certified mail, return receipt requested, postage prepaid to that person’s last known address as reflected on the books and records of the Company.

11.8 Severability.  If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan.